Exhibit 10.24

TRANSITION AGREEMENT

TRANSITION AGREEMENT AND RELEASE (“Agreement”) executed this 10th day of June, 2015 (the Effective Date”), by and between WAYNE NORBITZ (“Employee”) and NATHAN’S FAMOUS, INC., its parents, subsidiaries and affiliates (the “Company”), with an address at One Jericho Plaza, Second Floor – Wing A, Jericho, New York 11753.

1.     Transition.  Employee’s employment with the Company shall terminate effective August 7, 2015 (the “Termination Date”). Between the Effective Date and the Termination Date, Employee agrees to continue to perform his normal duties, pursuant to the Company’s directives and to assist the Company in the transition (the “Transition Period”). The Company shall continue to pay to Employee his current annual base salary during the Transition Period. On or within five (5) days of the Termination Date, Employee shall execute the Agreement and Release attached hereto as Exhibit A. In addition, the Employee will be included as a nominee on management’s slate of Directors at the Company’s upcoming annual meeting of stockholders.

2.     Consultancy. Employee agrees to continue to assist the Company with the transition by providing consulting services to the Company in accordance with the terms set forth in the Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”), which Employee shall execute simultaneously with his execution of this Agreement. Such Consulting Agreement will commence on August 10, 2015. It is the intention of the Employee to form a limited liability company which will perform the services required under the Consulting Agreement. In exchange for the provision of such consulting services, the Company shall pay such limited liability company a consulting fee of $16,291 per month of service.

3.     Severance.

(a)     Within ten (10) days of the later of (i) the Release Effective Date (defined below) or (ii) the Termination Date, the Company shall pay to Employee a lump sum payment equal to $288,750, less applicable withholdings and deductions.

(b)     On the Effective Date, the Company shall repurchase Employee’s 56,933 shares (the “Shares”) of the Company’s Common Stock, $.01 par value at a price equal to the closing price per share on the Effective Date as reported by the Nasdaq Stock Market. Employee represents that he has the requisite stock certificates for the Shares, that he can transfer the Shares free and clear of any liens, encumbrances or other restrictions and that he will deliver the Shares and a duly executed stock power to the Company.

4.     Evaluation Period. Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within the twenty-one (21) day period by executing it and returning it to Eric Gatoff, Chief Executive Officer, One Jericho Plaza, Second Floor – Wing A, Jericho, New York 11753, no later than 5:00 p.m. on the twenty-first (21st) day after Employee’s receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Eric Gatoff at the address listed above, and delivering it to Eric Gatoff no later than 5:00 p.m. on the seventh (7th) day following the date Employee signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Employee’s signing of this Agreement (the “Release Effective Date”), provided the Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payments and/or benefits referred to in Paragraphs 2 and 3(a) above, shall automatically be deemed null and void.

5.     Release. (a)  In consideration of the payments and/or benefits referred to in paragraphs 1, 2 and 3, Employee for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Company Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Company Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement.

(b)     Without limiting the generality of the foregoing subparagraph “(a)”, this Agreement is intended to and shall release the Company Releasees from any and all claims arising out of Employee’s employment with Releasees and/or the termination of Employee’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) Section 806 of the Sarbanes Oxley Act of 2002; (vi) New York City and State Human Rights Laws; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Employee’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c)     Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Employee from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Employee understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in paragraphs 5(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

(d)     Employee agrees and acknowledges that the payments and/or benefits provided for in paragraphs 2 and 3 exceed any payments or benefits to which he would otherwise be entitled under any policy, plan, and/or procedure of the Company or any agreement with the Company.

6.     Non-Solicitation and Non-Competition Agreement.

(a)     For twelve (12) months following the termination or expiration of the Consulting Agreement (the “Restricted Period”), the Employee will not, without the express written consent of an authorized representative of the Company, seek or accept employment within the Territory (as defined below) or enter into any other relationship, contractual or otherwise, with any entity that is (i) a Customer (as defined below); or (ii) in direct or indirect competition with the business of the Company as currently conducted.

(b)     Throughout the Restricted Period, the Employee shall not, directly or indirectly, on his own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever, solicit or accept business from any Customers of the Company or encourage any Customer not to do business with the Company.

(c)     Throughout the Restricted Period, Employee will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, which employee or consultant had been rendering services to the Company at anytime within the twelve (12) month period immediately preceding the termination of his employment.

(d)     For purposes of this Agreement, the term “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit public, privately held, or owned by the United States government that is a business entity or individual with whom the Company has done business with during the twelve (12) month period preceding the termination of his employment.

(e)     For purposes of this Agreement, the term “Territory” shall mean throughout the area comprising the Company’s market for its services and products within which area Employee was materially concerned during the twenty-four (24) month period prior to the termination of this Agreement.

7.     Miscellaneous.

(a)      On the Termination Date, Employee agrees to immediately return to the Company any and all originals and copies of documents, materials, records, computers, smartphones, tablets and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(b)     Employee acknowledges that the terms of Section 5, Trade Secrets and Section 6, Employee Knowledge; of the Employment Agreement entered into by the Company and Employee on December 28, 1992 (the “Employment Agreement”), are incorporated herein by reference, and Employee agrees and acknowledges that he is bound by their terms.

(c)     Employee will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge.

(d)     Employee agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee’s employment with the Company, he will give prompt notice of such request to the Company. Employee shall contact Eric Gatoff, Chief Executive Officer, or his successor, to seek such written consent, and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

8.     Compromise.

(a)      The making of this Agreement is not intended, and shall not be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Employee.

(b)     The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

9.     Additional Terms.

(a)     Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

(b)     This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(c)     If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by paragraph “5” of this Agreement is illegal, void, or unenforceable, Employee agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of paragraphs “6” and/or “7” shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

(d)     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Employee’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the Eastern District of New York. Each party agrees to waive trial by jury in any such litigation.

(e)     This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

(f)     This Agreement constitutes the complete understanding between the parties with respect to the termination of the Employee’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

[Signature page follows]

[Signature Page to Transition Agreement]

Dated:	June 10, 2015	/s/ Wayne Norbitz
WAYNE NORBITZ

NATHAN’S FAMOUS, INC.

By:	/s/ Eric Gatoff	Date:	June 10, 2015
Eric Gatoff
Chief Executive Officer